The Investment Company of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

December 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$945,530
Class B	$13,329
Class C	$24,855
Class F1	$35,112
Class F2	$14,859
Total	$1,033,685
Class 529-A	$27,601
Class 529-B	$1,534
Class 529-C	$4,236
Class 529-E	$983
Class 529-F1	$671
Class R-1	$988
Class R-2	$7,914
Class R-3	$13,622
Class R-4	$13,842
Class R-5	$19,777
Class R-6	$59,007
Total	$150,175

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5800
Class B	$0.3547
Class C	$0.3520
Class F1	$0.5685
Class F2	$0.6394
Class 529-A	$0.5563
Class 529-B	$0.3258
Class 529-C	$0.3384
Class 529-E	$0.4827
Class 529-F1	$0.6176
Class R-1	$0.3578
Class R-2	$0.3572
Class R-3	$0.4808
Class R-4	$0.5696
Class R-5	$0.6522
Class R-6	$0.6666

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,574,391
Class B	31,031
Class C	65,681
Class F1	64,501
Class F2	22,284
Total	1,757,888
Class 529-A	50,360
Class 529-B	4,117
Class 529-C	12,463
Class 529-E	2,045
Class 529-F1	1,130
Class R-1	2,756
Class R-2	21,371
Class R-3	27,262
Class R-4	24,420
Class R-5	28,093
Class R-6	90,700
Total	264,717

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$27.09
Class B	$26.99
Class C	$26.90
Class F1	$27.04
Class F2	$27.08
Class 529-A	$27.05
Class 529-B	$27.00
Class 529-C	$26.99
Class 529-E	$26.99
Class 529-F1	$27.03
Class R-1	$26.95
Class R-2	$26.98
Class R-3	$27.03
Class R-4	$27.04
Class R-5	$27.08
Class R-6	$27.08